FIFTH AMENDMENT TO LEASE


     THIS FIFTH AMENDMENT TO LEASE (the "Amendment") is made and entered into as of the 28th day of March, 1997 by and between C. J. SEGERSTROM & SONS, a
California general partnership ("Landlord"), and FILENET CORPORATION, a California corporation ("Tenant"), with respect to the following:

                                    RECITALS

     A. Landlord is the landlord and Tenant is the tenant pursuant to a certain High Technology/Research and Development Lease dated July 23, 1986 (the "Original Lease"). The Original Lease has been modified or supplemented by the following instruments:

          (1)  Letter dated July 23, 1986 (the "First Letter");

          (2)  Option agreement dated July 23, 1986 (the "Option Agreement");

          (3)  Letter agreement dated June 23, 1987 (the. "Second Letter");

          (4)  Letter agreement dated July 2, 1987 (the "Third Letter");

          (5)  Letter agreement dated March 15, 1988 (the "Fourth Letter");

          (6)  Letter agreement dated May 23, 1988 (the "Fifth Letter");

          (7) Third amendment to lease dated October 1, 1992 (the "Third Amendment"); and

          (8) Fourth Amendment to lease dated December 1, 1992 (the "Fourth Amendment").

The Original Lease, First through Fifth Letters, Third Amendment and Fourth Amendment are herein, collectively, referred to as the "Lease."

     B. Pursuant to the Lease, Tenant holds and occupies four complete buildings located at Harbor Gateway Business Center, in Costa Mesa, California (the "Center"), which four buildings (each a "Building" herein) are more particularly described as follows:

          (1) "Building 1" - 3565 Harbor Boulevard, consisting of approximately 60,000 square feet of Rentable Area;

          (2) "Building 2" - 1540 Scenic Avenue, consisting of approximately 60,000 square feet of Rentable Area;

          (3) "Building 3" - 1550 Scenic Avenue, consisting of approximately 50,000 square feet of Rentable Area; and

          (4) "Building 14" - 1535 Scenic Avenue, consisting of approximately 60,000 square feet of Rentable Area.

     C. The term of the Lease as to Building 1 and Building 2 expires during 1998. Tenant has options to extend the Lease as to each such Building. Landlord and Tenant desire to enter into this Amendment to reflect the exercise of such options as to Building 1 and Building 2 and to modify and set forth the terms and provisions upon which Tenant shall continue to hold and occupy Building 1 and Building 2.

                                    AGREEMENT

     IN CONSIDERATION OF the foregoing recitals and the mutual covenants set forth herein, Landlord and Tenant agree as follows:

          1.   Extension of Term.

     (a) The current term of the Lease as to Building 1 expires on April 30, 1998. Tenant has exercised its option to extend as to such Building, and such term shall be extended for the period from May 1, 1998 through April 30, 2003 (the "Building 1 Extended Term").

     (b) The term of the Lease as to Building 2 expires on January 31, 1998. Tenant has exercised its option to extend as to such Building, and such term shall be extended for the period from February 1, 1998 through April 30, 2003 (the "Building 2 Extended Term").

     (c) The term of the Lease as to Building 3 and Building 14. expires on May 31, 2000 and shall not be affected by this Amendment.

     (d) Tenant has the option to extend the term of the Lease for an additional five (5) years with respect to each of the Buildings 3 and 14. Such option shall remain as currently written in the Lease with respect to Building 3 and Building 14 (i.e., five (5) years from and after June 1, 2000). With respect to Building 1 and Building 2, the option terms resulting from Tenant's exercise as of its options shall be as set forth in this Amendment.

          2    Rent.

     (a) During the current term of the Lease as to Buildings 1, 2, 3 and 14, Tenant shall continue to pay Basic Annual Rent at the rates provided for or determined pursuant to the Lease as to each such Building and shall pay all additional rent provided for in the Lease with respect to each such Building.

     (b) During the Building 1 Extended Term and the Building 2 Extended Term, Basic Annual Rent for each Building shall be as follows:

          (i) For the period from the commencement date of each Extended Term through the end of the thirtieth (30th) month of each Extended Term, Basic Annual Rent shall be at the rate of $1.10 per square foot of Rentable Area of each Building.

          (ii) Effective at the commencement of the thirty-first (31st) month of the Building 1 Extended Term and the commencement of the thirty-first
     (31st) month of the Building 2 Extended Term, Basic Annual Rent for the relevant Building (i.e., Building 1 or Building 2) shall be increased in the manner provided in Section 3.4 of the Original Lease. For the purpose of the increases provided for in this clause (ii), the following shall pertain:

               (A) The "Index" for purposes of such adjustments shall be the "Consumer Price Index of Urban Wage Earners and Clerical Workers (Revised Series), Los Angeles-Anaheim-Riverside Average (1982-1984=100), subgroup all items."

               (B) The Index published as of the calendar month immediately preceding the commencement date of the relevant Extended Term shall be considered the "Base."

               (C) In no event shall the Basic Annual Rent for either Building after such adjustment exceed one hundred ten percent (110%) of the Basic Annual Rent immediately prior to such adjustment, and in no event shall there be any decrease in the Basic Annual Rent for either Building.

          In addition, during the Building 1 Extended Term and the Building 2 Extended Term, Tenant shall pay all additional rent provided for in the Lease with respect to each of Building 1 and Building 2.

     (c) Subject to the provisions of paragraph 4 below, Tenant shall receive monthly abatements or credits with respect to Basic Annual Rent for the months of June and November, 1997 and June and November, 1998. Each such monthly credit or abatement shall be in the amount of $93,750. Such credits shall be applied by simply reducing the aggregate Basic Annual Rent payable by Tenant for such months with respect to all four Buildings pursuant to the Lease.

     3 Parking. Currently, Tenant has the right, under the Lease, to the non-exclusive use of the following numbers of Allocated Parking Spaces at the Center with respect to each Building:

                 Building  1      212 spaces
                 Building  2      172 spaces
                 Building  3      200 spaces
                 Building 14      240 spaces

     Such Allocated Parking Spaces are on a non-exclusive basis in the Parking Areas of the Center

     Effective upon the effective date of this Amendment, as provided in paragraph 9 below, Tenant shall have the right to use, on a non-exclusive basis, an additional 76 Allocated Parking Spaces (the "New Allocated Spaces"). The New Allocated Spaces shall be located in that portion of the Parking Areas of the Center indicated by hatching on Exhibit "A" attached hereto. For the purposes of this paragraph, it is understood and agreed that:

          (a) The New Allocated Spaces shall be allocated 18 spaces to Building 1 (for a total of 230 Allocated Parking Spaces) and 58 spaces to Building 2 (for a total of 230 Allocated Parking Spaces).

          (b) The New Allocated Spaces are, like the balance of the Allocated Parking Spaces with respect to the Buildings, only the right to use, in common with other tenants of the Center, a specified number of parking spaces and do not give to Tenant the exclusive right to use any particular parking spaces in the Center.

          (c) The provisions of this paragraph shall supplement paragraph 44.1 of the Original Lease, as previously amended, and shall supersede and replace all inconsistent prior iterations thereof.

     4. Permanent Improvements by Tenant. In consideration for the Basic Annual Rent abatement provided for in paragraph 2(c) above, Tenant covenants to spend, prior to the expiration of the Extended Terms as to Building 1 and Building 2, not less than $375,000 on permanent improvements to Building 1 and Building 2 (Tenant's Improvement Work"). In connection with Tenant's Improvement Work, Landlord and Tenant agree that:

          (a) "Permanent improvements" shall mean work which is permanently attached to the structure, shell or interior components of Building 1 and/or Building 2, and includes permanent decorative improvements such as paint, wall coverings, floor tile and ceilings. Permanent improvements shall not include furniture, furnishings and removable fixtures and equipment.

          (b) Tenant's Improvement Work shall be allocated between Building 1 and Building 2 (or performed all in one Building) as selected by Tenant, and there is no minimum amount which Tenant is required to spend for permanent improvements as to either such Building.

          (c) Tenant's Improvement Work shall be in accordance with Article 9 of the Original Lease, including the requirement to obtain Landlord's prior written consent with respect thereto as and when required by such Article 9.

          (d) Promptly upon completion of Tenant's Improvement Work, or any portion thereof with a cost of $l0,000 or more, Tenant shall furnish to Landlord copies of paid invoices, paid statements or other documentary evidence reasonably satisfactory to Landlord evidencing the amount spent by Tenant and that such amount reflects the cost of permanent improvements to

     Building 1 and/or Building 2. In addition, upon completion of any Tenant's Improvement Work which changes the physical layout of Building 1 and/or Building 2, Tenant shall deliver to Landlord a copy of "as built" plans and specifications with respect to such Tenant's Improvement Work.

          (e) If Tenant fails to spend the amount required by this paragraph for permanent improvements and/or to furnish documentary evidence thereof to Landlord pursuant to subparagraph (d) above by the expiration of the Building 1 Extended Term, Tenant shall pay to Landlord, as additional rent pursuant to the Lease, an amount equal to (a) $375,000 less (b) the aggregate cost of Tenant's Improvement Work actually performed by Tenant with respect to Building 1 and/or Building 2 as to which Tenant has furnished to Landlord the documentary evidence required by subparagraph (d) above. Such payment ("Tenant's Reimbursement") shall be due and payable in full within ten (10) days after the expiration of the Building 1 Extended Term, and failure of Tenant to pay Tenant's Reimbursement in full within such period shall entitle Landlord to exercise all remedies available to a landlord against a tenant pursuant to a written lease for non-payment of rent, including but not limited to those set forth in Article 20 of the Original Lease.

     5. Other Terms and Conditions. During the Building 1 Extended Term and the Building 2 Extended Term, Tenant shall hold and occupy Building 1 and Building 2 upon all of the terms and conditions of the Lease, except that:

          (a) Basic Lease Provisions 5, 6 and 13, Sections 2.1, 2.2, 2.3, 2.4, 3.5, Articles 32 and 41 and Sections 47.9, 48.1 and Exhibit "D" to the Original Lease shall have no application to Building 1 and Building 2 during the Building 1 Extended Term and the Building 2 Extended Term.

          (b) Those provisions of the Lease which are superseded by or inconsistent with the provisions of this Amendment shall not apply to Building 1 or Building 2 during the Building 1 Extended Term and the Building 2 Extended Term. In the event of any inconsistency between the provisions of the Lease and the provisions of this Amendment, the provisions of this Amendment shall control with respect to Building 1 and Building 2 during the Building 1 Extended Term and the Building 2 Extended Term.

     6. First Offer Rights. During the term of the Lease, including the Building 1 Extended Term and the Building 2 Extended Term, Tenant shall have a right of first offer with respect to each of the following buildings at the Center:

          (A) Hr-B: 70,000 square feet of Rentable Area and currently occupied by Q-Logic ("HT-B");

          (B) Hr-A: 54,910 square feet of Rentable Area and currently occupied by Emulex ("HT-A")

          (C) HT-15: 82,106 square feet of Rentable Area and currently occupied by PacifiCare ("HT-15").

HT-B, HT-A and HT-15 are each herein referred to as a "First Offer Building" and are collectively referred to as the "First Offer Buildings." Such right of first offer shall be on the following terms and conditions:

          (a) If a First Offer Building becomes available for lease, as defined below, Landlord shall in writing notify Tenant of such availability and of the terms upon which Landlord is prepared to lease such First Offer Building to Tenant or a third party. Such written notice shall contain the information set forth in subparagraph (b) below. As used herein, the term "available for lease" means that the current lease for such First Offer Building expires without an agreed extension or renewal or is terminated by court order or mutual agreement. A First Offer Building shall not be deemed to be "available for lease" upon expiration of the existing lease term with respect thereto if the tenant of such building continues in occupancy pursuant to an option set forth in such lease or an agreed extension or renewal of the existing lease term.

          (b) The notice to be provided by Landlord to Tenant as to a First Offer Building which becomes available for lease during the term of the Lease shall:

               (i) Identify the First Offer Building;

               (ii) Specify the approximate date upon which such First Offer Building became or will become available for lease;

               (iii) Set forth the rent and term for which or on which Landlord proposes to offer such First Offer Building for lease, the Allocated Parking Spaces with respect to such First Offer Building with an identification of any such Allocated Parking Spaces, if any, which are for the exclusive use of the Tenant of the First Offer Building and whether such First Offer Building is offered "AS IS" or with any renovation work or tenant allowance by Landlord; and

               (iv) Set forth any other business terms which are specific to Landlord's proposed leasing of such First Offer Building.

          (c) Tenant may accept Landlord's offer to lease a particular First Offer Building only by unequivocal written notice of acceptance delivered to Landlord within ten (10) business days after Tenant's receipt of Landlord's written notice of availability and leasing terms as to such First Offer Building. To be effective, such notice must be delivered within such ten (10) business day period and shall not after, amend or supplement any of the terms set forth in Landlord's offer notice.

          (d) If Tenant timely and properly accepts Landlord's offer as to a First Offer Building in the manner provided in subparagraph (c) above, Landlord shall promptly prepare and Landlord and Tenant shall execute and deliver an amendment to the Lease adding such First Offer Building to the Premises pursuant to the Lease. Tenant shall hold and occupy such First Offer Building upon the terms set forth in Landlord's offer notice and upon those provisions of the Lease which are not inconsistent with the terms set forth in Landlord's offer notice.

          (e) If Tenant fails to timely and properly accept Landlord's offer as to a particular First Offer Building, Tenant shall have no further rights with respect to such First Offer Building, and Landlord shall be free to offer such First Offer Building to third parties on the terms set forth in Landlord's offer notice and to enter into a lease of such building upon such terms as are agreed by Landlord and any third party. Neither failure of Tenant to timely and properly accept Landlord's offer as to a particular First Offer Building nor acceptance of such offer and addition of a particular First Offer Building to the Premises pursuant to the Lease shall affect Tenant's rights pursuant to this paragraph with respect to any other First Offer Building which thereafter becomes available for lease.

          (f) Notwithstanding anything to the contrary contained in this paragraph, in no event shall Landlord be required to offer to Tenant a First Offer Building during any period during which Tenant is in default pursuant to the Lease. Moreover, nothing herein shall require Landlord to hold such First Offer Building off the market for leasing to third parties pending a cure by Tenant of a default pursuant to the Lease. In the event that Landlord receives a third party offer to lease a First Offer Building during any period of Tenant default pursuant to the Lease, Landlord shall be free to accept such offer and enter into a lease of such building with a third party upon such terms and conditions as are acceptable to Landlord and such third party.

          (g) Landlord and Tenant acknowledge and agree that the rights afforded to Tenant pursuant to this paragraph are unusual and are not generally afforded by Landlord to tenants of the Center. Landlord shall use reasonable efforts to honor the rights granted to Tenant pursuant to this paragraph. However, if Landlord inadvertently neglects to provide to Tenant an offer notice with respect to a First Offer Building which becomes available for lease, such failure shall not constitute a default by Landlord pursuant to the Lease or entitle Tenant to any damages, rental abatement or other remedy on account of such failure and Tenant shall have no right to terminate the Lease on account of such failure.

     7. No Brokers. The first sentence of Article 38 of the Original Lease shall have no application with respect to this Amendment (i.e., there is no broker entitled to a commission with respect to this Amendment). The representations and covenants contained in the second and third sentences of such Article shall apply with respect to this Amendment. For the purpose of such covenants, payment shall not be a condition precedent to recovery upon such indemnification provisions. Each such indemnification provision shall include a covenant by the indemnifying party to defend the indemnified party against all claims from which indemnification is available pursuant to such provision with legal counsel selected by the insurance carrier for the indemnifying party or otherwise reasonably acceptable to the indemnified party.

     8. Lender Approval. Landlord and Tenant acknowledge and agree that the continued effectiveness of this Amendment is subject to the approval of this Amendment by Teachers Insurance and Annuity Association, Landlord's lender with respect to the Center ("Lender"). Promptly upon the last execution and delivery of this Amendment by Tenant and Landlord, Landlord shall submit this Amendment to Lender with a request for approval hereof by Lender in writing. Thereafter, Landlord shall use reasonable efforts to obtain the approval of Lender to this

Amendment as promptly as practicable. Promptly upon receipt of such approval from Lender, Landlord shall so notify Tenant and shall furnish a copy of any written approval to Tenant. In the event that Landlord is unable to obtain the approval of Lender to this Amendment within fifty (50) days after Tenant's execution and delivery of this Amendment, either party shall have the right to terminate this Amendment. Such right shall be exercised by either party by written notice to the other given at any time after the expiration of such fifty
(50) day period and prior to Landlord's notice to Tenant as to such approval. If the parties are entitled to terminate this Amendment and either party exercises such right, then (a) this Amendment shall terminate upon the date of receipt of such notice of termination by the recipient party, (b) each party shall bear its own costs and fees incurred in the preparation and negotiation of this Amendment, (c) neither party shall have any further rights or obligations pursuant to this Amendment and (d) the Lease shall remain in full force and effect without regard to this Amendment.

     9. Effective Date. Subject to the provisions of paragraph 8 above, this Amendment shall be effective as of March 28, 1997, notwithstanding any later execution and delivery of this Amendment by Landlord and/or Tenant.

     10. Counterparts. This Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall constitute a single instrument. It shall not be necessary for Landlord and Tenant to execute the same counterpart(s) of this Amendment for this Amendment to become effective.

     11. Defined Terms. All terms used in this Amendment with initial capital letters and not defined herein shall have the meanings given to such terms in the Lease.

     12. Lease in Effect. Landlord and Tenant acknowledge and agree that the Lease, as hereby amended and extended, remains in full force and effect in accordance with its terms.

     IN WITNESS WHEREOF, Landlord and Tenant have executed this Fifth Amendment to Lease to be effective as provided in paragraph 9 above.


FILENET CORPORATION, a California           C.J. SEGERSTROM & SONS, a California
corporation                                 general partnership


By       __________________________   By     ________________________________
                                                             Managing Partner
Title:   __________________________   By     ________________________________
                                                             Managing Partner
Dated:   __________________________
                                      Dated: ________________________________


               "Tenant"                                   "Landlord"


         Attachment:
                 Exhibit "A" - Location of New Allocated Spaces